                                  EXHIBIT 2.3

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN EXEMPTION FROM REGISTRATION. PAYMENT OF THIS NOTE AND ACCRUED INTEREST HEREON IS EXPRESSLY SUBJECT TO THE TERMS AND CONDITIONS OF THE SUBORDINATION AGREEMENT REFERRED TO IN THIS NOTE.


                              GLOBAL SPORTS, INC.
                        CONVERTIBLE  SUBORDINATED NOTE

NOTE NO. 1999A-I

$15,000,000.00                                                     June 10, 1999
                                                   King of Prussia, Pennsylvania

     FOR VALUE RECEIVED, Global Sports, Inc., a Delaware corporation (the "COMPANY"), promises to pay to SOFTBANK America Inc. ("SOFTBANK) , or its assigns (each of SOFTBANK and any such assign, a "Holder") , the principal sum of $15,000,000.00, or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest from the date of this Convertible Subordinated Note on the unpaid principal balance at a rate equal to 4.98% per annum, computed on the basis of the actual number of days elapsed and a year of 360 days consisting of twelve 30-day months. Unless this Convertible Subordinated Note is earlier converted in accordance with Section 3 hereof, all unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) September 30, 1999 (the "Maturity Date"), or (ii) the acceleration of the maturity thereof in accordance with Section 4 of the Subordinated Loan Agreement dated June 10, 1999 (the "Subordinated Loan Agreement") between the Company and SOFTBANK America.

     This Convertible Subordinated Note shall be governed by, and be subject to, the terms of the Subordinated Loan Agreement, all of which provisions are hereby incorporated herein by reference.

     The following is a statement of the rights of the Holder and the conditions to which this Convertible Subordinated Note is subject, and to which the Holder hereof, by the acceptance of this Convertible Subordinated Note, agrees:

     1.   Definitions.  As used in this Convertible Subordinated Note, the
          -----------
following capitalized terms have the following meanings:

          (a) The "Company" includes the corporation initially executing this Convertible Subordinated Note and any Person that shall succeed to or assume the obligations of the Company under

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this Convertible Subordinated Note.

          (b) "Holder" shall mean the Person specified in the introductory paragraph of this Convertible Subordinated Note or any Person who shall at the time be the registered holder of this Convertible Subordinated Note.

          (c) "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or any other entity or a governmental authority.

     2.   Interest.  Accrued interest on this Convertible Subordinated Note
          --------
shall be payable at such time as the outstanding principal amount hereof shall be paid in full; provided however, that in the event this Convertible
                 -------- -------
Subordinated Note is not previously converted and the principal amount hereof is not repaid in full on the Maturity Date, accrued but unpaid interest on this Convertible Subordinated Note shall thereafter be paid in cash on the Maturity Date, the last business day of each calendar month thereafter and on such date as the outstanding principal amount hereof shall be paid in full.

     3.   Conversion.
          ----------

          (a)  Common Stock Financing. Upon the First Closing, as defined in the
               ----------------------
Purchase Agreement between the Company and SOFTBANK of even date herewith (the "Purchase Agreement"), all principal and accrued interest due on this Convertible Subordinated Note shall automatically convert into a number of shares of Common Stock (the "Conversion Number") determined by dividing all of the unpaid principal and accrued but unpaid interest on this Convertible Subordinated Note as of the First Closing Date (as defined in the Purchase Agreement) by $13.00, subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalization and similar events (as so adjusted, the "Conversion Price"). The cancellation of this Convertible Subordinated Note in connection with such conversion shall be deemed to be payment in full of the purchase price of a number of shares equal to the Conversion Number purchased pursuant to the Purchase Agreement.

          (b)  Optional Conversion.  At any time after September 1, 1999, and
               -------------------
whether before or after the Maturity Date, the Holder may, at its option, by written notice to the Company, convert this Convertible Subordinated Note into a number of shares of Common Stock equal to (i) the unpaid principal and accrued but unpaid interest as of the date such conversion becomes effective divided by
                                                                     ------- --
(ii) the Conversion Price. Promptly following receipt of such notice, the Company shall take or use its reasonable best efforts to cause to be taken such actions as may be necessary to permit such conversion to be effected as promptly as reasonably practicable thereafter, including, without limitation, making such filings as may be required to be made by the Company or its affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of this Convertible Subordinated Note, the full number of shares of Common Stock then issuable upon the conversion of this Convertible Subordinated Note.

          (c)  Issuance of Securities on Conversion.  Concurrent with the
               ------------------------------------
conversion of this

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Convertible Subordinated Note, the Company will cause to be issued in the name of, and delivered to, the Holder, a certificate or certificates representing the number of shares of the Common Stock to which the Holder shall be entitled on such conversion. No fractional shares will be issued on conversion of this Convertible Subordinated Note and in lieu thereof the Holder shall be entitled to payment in cash of the amount of the Convertible Subordinated Note not converted into shares.

          (d)  Termination of Rights.  All rights with respect to this
               ---------------------
Convertible Subordinated Note shall terminate upon the issuance of shares of Common Stock upon conversion of this Convertible Subordinated Note, whether or not this Convertible Subordinated Note has been surrendered. Notwithstanding the foregoing, the Holder agrees to surrender this Convertible Subordinated Note to the Company for cancellation as soon as is practicable following conversion of this Convertible Subordinated Note.

     4.   Successors and Assigns.   Subject to the restrictions on transfer
          ----------------------
described in Section 6 below, the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

     5.   Waiver and Amendment.  Any provision of this Convertible Subordinated
          --------------------
Note may be amended, waived or modified upon the written consent of the Company and SOFTBANK.

     6.   Assignment.  Neither this Convertible Subordinated Note nor any of the
          ----------
rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company or the Holder without the prior written consent of the other party except (i) in the case of the Company, in connection with an assignment in whole to a successor corporation to the Company, provided that such successor corporation acquires, by purchase of assets, merger or otherwise, all or substantially all of the Company's property and assets, and (ii) in the case of Holder to any affiliates of Holder or SOFTBANK Corp., a Japanese corporation, including, without limitation, any partnership or other entity of which any direct or indirect subsidiary of SOFTBANK Corp. is a general partner or has investment discretion, or any employees of any of the foregoing.

     7.   Subordination.  The Company and each Holder, by its acceptance hereof,
          -------------
agree that the payment of the principal amount evidenced by this Note and all accrued interest thereon is hereby expressly made subordinate and junior in right of payment to the prior indefeasible payment in full of all obligations, liabilities and indebtedness now and hereafter owing by the Company to Foothill Capital Corporation ("Foothill") to the extent and subject to the terms and conditions set forth in that certain Subordination Agreement, dated on or about the date hereof, executed by and among the Company, SOFTBANK and Foothill.

     8.   Addresses for Notices, etc.  Any notices and other communications
          ---------------------------
required or permitted under this Agreement shall be effective if in writing and delivered personally or sent by telecopier, Federal Express or registered or certified mail, postage prepaid, addressed as follows:

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If to the Holder, to:         SOFTBANK Holdings Inc.
                              10 Langley Road, Suite 403
                              Newton Center, MA 02159
                              Attention:  Ronald D. Fisher
                              Facsimile:  (617) 928-9301

                              SOFTBANK America Inc.
                              300 Delaware Avenue, Suite 900
                              Wilmington, Delaware 19801
                              Attention:  Francis Jacobs
                              Facsimile:  (302) 552-3128

     with a copy to:          Sullivan & Cromwell
                              1888 Century Park East
                              Suite 2100
                              Los Angeles, California 90067
                              Telephone:  (310) 712-6650
                              Telecopier: (310) 712-8800
                              Attention: John L. Savva, Esq.

If to the Company, to:        Global Sports, Inc.
                              555 South Henderson Road
                              King of Prussia, Pennsylvania 19406
                              Telephone:  (610) 768-0900
                              Telecopier: (610) 768-0753
                              Attention: Michael G. Rubin

     with a copy to:          Blank Rome Comisky & McCauley LLP
                              One Logan Square
                              Philadelphia, Pennsylvania 19103
                              Telephone:  (215) 569-5544
                              Telecopier: (215) 569-5628
                              Attention: Arthur Miller, Esq.

     Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date delivered, if delivered personally,
(b) two business days after being sent, if sent by Federal Express or other commercial overnight delivery service, (c) one business day after being sent, if sent by telecopier with confirmation of good transmission and receipt, and (d) three business days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify another address by giving notice as aforesaid to each of the other parties hereto.

     9. Payment.  Except in the event this Convertible Subordinated Note is
        -------
converted into

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Common Stock as provided herein, payment shall be made in lawful tender of the
United States.

     10.  Severability.  The holding of any provision of this Convertible
          ------------
Subordinated Note to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provisions and the other provisions of this Convertible Subordinated Note shall remain in full force and effect.

     11.  Governing Law.  This Convertible Subordinated Note shall be governed
          -------------
by and construed and enforced in accordance with the laws of the State of Delaware.

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     IN WITNESS WHEREOF, the Company has caused this Convertible Subordinated
Note to be issued as of the date first written above.


                         GLOBAL SPORTS, INC.
                         a Delaware corporation

                         By:/s/ Michael G. Rubin
                            _______________________
                            Michael G. Rubin

                         Title: Chairman and Chief Executive Officer
                               _____________________________________

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